Exhibit 2

                            STOCK PURCHASE AGREEMENT

                                   made as of

                                November 16, 1995





                                  by and among

                               LEON KELLENBERGER,

                               ERNST ALBERT WEBER,

                             LEONHARD KELLENBERGER,

                               RALPH KELLENBERGER,

                             CHRISTINA KELLENBERGER,

                               GERDA KELLENBERGER,

                                JURG KELLENBERGER

                               (as "Sellers"), and

                            L . KELLENBERGER & CO. AG

                               (as "Corporation")

                                       and

                                  HARDINGE INC.

                                (as "Purchaser")

                                    CONTENTS



1.    Sale and Purchase....................................................  5

1.1   Share Ownership......................................................  5

1.2   Purchase Price.......................................................  5

1.3   Transferability of Shares............................................  6

1.4   Certain Conditions to Closing........................................  7

1.5   Certain Pre-Closing Covenants........................................  8

(a)   Certain Pre-Closing Covenants of the Corporation and the
         Sellers...........................................................  8

(b)   No Breach of Representations, Warranties or Covenants by
         Sellers...........................................................  9

(c)   No Sale to Other Parties.............................................  9

(d)   Corporate Examinations and Investigations; Confidentiality........... 10

(e)   Consents, Permits and Notices........................................ 11

(f)   Restriction on Transfer.............................................. 12

1.6   Certain Pre-Closing Covenants of the Purchaser....................... 12

(a)   No Changes or Breach of Representations, Warranties or
         Covenants......................................................... 12

(b)   Consents, Permits and Notices........................................ 12

(c)   Employment Agreements................................................ 13

1.7   Certain Conditions Precedent to Purchaser's Obligation............... 13

(a)   Representations and Warranties True at Closing....................... 13

(b)   Covenants and Agreements Satisfied at Closing........................ 13

(c)   Closing Certificates................................................. 14

(d)   Opinion.............................................................. 14

(e)   Governmental Permits, Lenders' Consents and Approvals................ 14

(f)   Third-Party Consents................................................. 14

(g)   Litigation........................................................... 15

(h)   Absence of Adverse Changes........................................... 15

(i)   Certificates and Instruments of Transfer............................. 15

(j)   Board of Directors of the Corporation................................ 15

(k)   Employment Agreements................................................ 15

(l)   Leon Kellenberger.................................................... 16

(m)   Tax Matters.......................................................... 16

(n)   Documents in Satisfactory Form....................................... 16

1.8   Certain Conditions Precedent to the Obligations of the
         Sellers and the Corporation....................................... 16

(a)   Representations and Warranties True at Closing....................... 16

(b)   Covenants and Agreements Satisfied at Closing........................ 16

(c)   Closing Certificate.................................................. 17

(d)   Opinion.............................................................. 17

(e)   Governmental Permits, Lenders' Consents and Approvals................ 17

(f)   Third-Party Consents................................................. 17

(g)   Litigation........................................................... 17

(h)   Consideration for Shares............................................. 18

(i)   Documents in Satisfactory Form....................................... 18

(j)   Employment Agreements................................................ 18

2.    Representations and Warranties of the Corporation and
         Sellers........................................................... 18

3.    Representations and Warranties of Purchaser.......................... 18

4.    Indemnification and Limitations on Remedies.......................... 18

4.1   Obligations of Sellers to Indemnify and Limitations on
         Remedies.......................................................... 19

4.2   Remedies for Breach of Warranties and Representations
         Related to Accounts Receivable, Inventory and Taxes............... 20

(a)  Accounts Receivable................................................... 20

(b)  Inventory............................................................. 20

I.   Physical Inventory.................................................... 20

II.  Inventory in General.................................................. 22

(c)  Taxes................................................................. 22

4.3  Survival of Representations and Warranties and Covenants and
         Agreements; Inspection Period; Forfeiture of Claims............... 23

4.4  Notice of Third Party Claims.......................................... 24

4.5  Defense of Third Party Claims......................................... 24

5.   Right of Withdrawal and Rescission.................................... 25

6.   Miscellaneous......................................................... 27

(a)  Use of Name........................................................... 27

(b)  Seller's Confidentiality and Non-Competition Obligations.............. 28

(c)  Expenses.............................................................. 28

(d)  Further Assurances.................................................... 29

(e)  Publicity............................................................. 29

(f)  Notices............................................................... 29

(g)  Joint and Several Liability........................................... 31

(h)  Entire Agreement...................................................... 31

(i)  Waivers and Amendments................................................ 31

(j)  Governing Law; Arbitration............................................ 32

(k)  Binding Effect; No Assignment......................................... 32

(l)  Variations in Pronoun................................................. 33

(m)  No Third Party Beneficiaries.......................................... 33

(n)  Exhibits.............................................................. 33

(o)  Cooperation and Best Efforts.......................................... 33

(p)  Counterparts.......................................................... 33

                            STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT, made as of the 16th day of November, 1995, by and among:

          A. Leon Kellenberger, an individual residing at Hompelistrasse 13, CH-9008 St. Gallen;

          B. Ernst Albert Weber, an individual residing at Hohrainweg 1, CH-9403 Goldach;

          C. Leonhard Kellenberger, an individual residing at Flawilerstrasse 111, CH-9202 Gossau;

          D. Ralph Kellenberger, an individual residing at Muller-Friedberg-Strasse 30, CH-9000 St. Gallen;

          E. Christina Kellenberger, an individual residing at Kurvenstrasse 32, CH-8006 Zurich;

          F. Gerda Kellenberger, an individual residing at Hauptstrasse 101, CH-9052 Niederteufen;

          G. Jurg Kellenberger, an individual residing at Geothestrasse 61, CH-9008 St. Gallen;

     (hereinafter collectively the "Sellers" and each a "Seller")

     acting jointly and severally; and

          H. L. Kellenberger & Co. AG, St. Gallen, Switzerland (hereinafter the "Corporation");

                                      and

          I. HARDINGE INC., One Hardinge Drive, P.O. Box 1507, Elmira, NY 14902, U.S.A.

     (hereinafter the "Purchaser", provided however, Hardinge Inc. may prior to the Closing Date designate an affiliate wholly owned by it in its place, in which case, "Purchaser" shall mean said affiliate)

concerning 3000 registered shares of CHF 1'000 - nominal value of the Corporation (the "Shares") ,

                             W I T N E S S E T H :

          The Purchaser, the Corporation and each of the Sellers, which Sellers' rights and obligations hereunder are joint and several, in consideration of the mutual benefits to be derived herefrom and for other good and valuable consideration, the receipt of which is hereby acknowledged, and each of Purchaser and Corporation warranting and representing that the execution of this Agreement has been duly authorized by their respective Board of Directors, and intending to be legally bound hereby, do hereby agree as follows:

          1. Sale and Purchase.

          1.1 Share Ownership. Subject to the terms and conditions hereinafter set forth, each Seller shall sell and deliver that number of registered Shares set opposite Seller's name immediately below (collectively, the "Sellers' Shares", in the aggregate constituting 100% of the issued and outstanding Shares of L. Kellenberger & Co. AG) to Purchaser and in consideration therefor, Purchaser shall deliver to each of the Sellers in cash an amount equal to the Purchase Price, as hereinafter defined, times the percentage set forth opposite each respective Seller's name immediately below:

                                                         %
                                                       -----
          Leon Kellenberger            450  shares       15

          Ernst Albert Weber           900  shares       30

          Leonhard Kellenberger        300  shares       10

          Ralph Kellenberger           300  shares       10

          Christina Kellenberger       350  shares       11 2/3

          Gerda Kellenberger           350  shares       11 2/3

          Jurg Kellenberger            350  shares       11 2/3

                    Total            3,000  shares      100 %

          1.2 Purchase Price. The aggregate Purchase Price for the Sellers' Shares shall be CHF 21'000'000 (the "Purchase Price"). The Purchase Price shall be paid by the Purchaser as follows:

          (a) CHF 100'000 heretofore paid upon the signing of the letter of intent between the parties hereto dated September 24, 15, being forfeit money in the sense of Art. 158 III of the Swiss Code of Obligations ("CO");

          (b) CHF 2'100'000 on the Closing Date (as defined in Section 1.4) into an interest-bearing account (the "Escrow

     Account") with an Agent (the "Escrow Agent") pursuant to an Escrow Agreement between the Sellers, the Purchaser and the Escrow Agent basically in accordance with Exhibit 1.2, which Escrow Account shall be released in accordance with Section 4 of Exhibit 1.2;

          (c) CHF 18'800'000 in exchange for the Sellers' Shares on the Closing Date to an account to be designated by Jurg Kellenberger, as representative of Sellers.

          (d) Sellers agree to Corporation selling all the outstanding stock of Kellenberger Inc. to Hardinge Inc. prior to Closing of this present agreement, for a consideration of US$ 1.--.

          The Escrow Account shall, pursuant to said Escrow Agreement, secure for a period of 18 months from the Closing Date for the benefit of Purchaser the obligations of the Sellers subsequent to the Closing Date pursuant to the provisions of Section 4 hereof.

          1.3 Transferability of Shares. Each Seller hereby represents and warrants to Purchaser: Such Seller at the time of Closing shall be the legal, record and beneficial owner of, and have, and the Purchaser shall receive good and marketable title to such Seller's Shares free and clear of any lien or option of any nature or any other restrictions whatsoever and howsoever arising and such Seller shall have the full power and right and legal capacity to transfer said Shares as contemplated herein and consummate this Agreement; there is no suit, action, administrative proceeding, arbitration or other proceeding or governmental investigation pending or initiated or threatened against or affecting such Seller that could have an adverse effect on such Seller's ability to consummate the transactions contemplated by this Agreement, or on the validity and enforceability of this Agreement and related documents in accordance with their terms against such Seller or the Corporation, as the case may be; the execution, delivery and performance of this Agreement and related documents by such Seller does not violate any law, agreement or understanding to which such Seller is party or by which such Seller's Shares are bound or affected; except for Lex Friedrich (as defined in Section 1.7(g) hereto), there are no permits, consents, approvals, notices, filings or registrations required to be obtained, given or made by any Seller to consummate the transactions contemplated herein.

          1.4 Certain Conditions to Closing. Upon (a) a negative clearance or a final and enforceable decision of the Bezirksamt St. Gallen, 9001 St. Gallen, permitting the consummation of the transaction under the Federal Law on Restriction for the acquisition of Real Estate by foreigners ("Lex Friedrich"), (b) Purchaser's having completed to its satisfaction its examinations and investigations as described in Section 1.5(d) hereof and having received satisfactory (as determined solely by Purchaser) resolution or answers to the issues or questions resulting from such examinations and investigations and (c) Purchaser's not having terminated this Agreement in accordance with Sections 1.2 or 5 hereof, the Purchaser shall forthwith give notice to Sellers of the date upon which the Closing shall occur, which date shall not be more than 15 business days from the date of said notice. At the Closing, the Sellers shall furnish to the Purchaser the stock certificates evidencing the Sellers' Shares duly executed in blank together with all other documents required to be delivered on or prior to Closing under Section 1.7 and all other applicable provisions of this Agreement.

          Upon receipt of each of the aforesaid documents and certificates (not thereafter withdrawn), the remaining portion of the Purchase Price shall be promptly transferred to the account to be designated by Jurg Kellenberger. "Closing" and "Closing Date" as used in this Agreement shall mean the date upon which said certificates and said Purchase Price are transferred as aforesaid.

          1.5 Certain Pre-Closing Covenants.

          (a) Certain Pre-Closing Covenants of the Corporation and the Sellers.

              No Changes or Breach of Representations, Warranties or Covenants. From the date hereof to the date of Closing hereunder, except as otherwise consented to in advance by Purchaser in writing, Corporation will, and will cause its subsidiary, Kellenberger Incorporated, to:

                (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization;

               (ii) comply in all respects with all applicable requirements of law;

              (iii) not amend its charter documents, in particular

              - not enter into any transaction of merger or consolidation or sale of assets or adopt a plan of liquidation or resolutions providing for its liquidation, dissolution or other reorganization or enter into any agreement or arrangement with respect thereto or inconsistent with this Agreement;

              - not issue or sell any shares of its capital stock of any class or issue, sell or exercise any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or enter into any agreement to do the same;

              - not split, combine or reclassify any of its capital stock;

               (iv) not declare or set aside or pay any dividends;

                (v) not directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock;

               (vi) not make or obligate itself to make capital expenditures, i.e., investments in real or personal property having a useful life of more than one year, aggregating more than CHF 25'000, or in any event outside the ordinary course of business consistent with past practice;

              (vii) not organize, incorporate or otherwise acquire any subsidiary;

             (viii) not enter into an agreement to any of the foregoing; or

               (ix) not take or omit to take any action, or suffer any action or event without prompt remedy thereof, which would cause the representations and warranties of the Corporation under this Agreement to be false or breached, or which would cause the Corporation to be in violation or breach of its covenants and agreements under this Agreement or which could adversely affect the ability of the Corporation to perform its obligations hereunder.

          (b) No Breach of Representations, Warranties or Covenants by Sellers. From the date hereof to the date of Closing hereunder, except as otherwise consented to in advance by Purchaser in writing, no Seller will take or omit to take any action, or suffer any action or event without prompt remedy thereof, which could result in the representations and warranties of such Seller under this Agreement to be false or breached, or which would or reasonably could result in such Seller to be in violation or breach of his covenants and agreements under this Agreement or which could adversely affect the ability of such Seller to perform such Seller's obligations hereunder.

          (c) No Sale to Other Parties. The Sellers guarantee within the meaning of Art. 111 of the CO that each Seller will, and will cause such Seller's Affiliates, including without limitation the Corporation and Kellenberger Incorporated, and Affiliates of each to, and the Corporation will, and will cause

Kellenberger Incorporated and each of its other Affiliates, to do the following:

          (1) refrain from advertising for or otherwise soliciting or negotiating or discussing in any manner, directly or indirectly, any direct or indirect combination of the Corporation or Kellenberger Incorporated with or into, or sale or other disposition of any capital stock of the Corporation or Kellenberger Incorporated or any material portion of its assets to, any other person(s) or furnish any information to any person proposing any such transaction or enter into negotiations or agreements with respect to any such transaction, and shall not take any action which could cause Corporation to violate (a) above; and

          (2) refrain from advertising for or otherwise soliciting, directly or indirectly, any sale of or option in respect of the Sellers' Shares or any of them to any other person(s) or furnish any information to any person in respect of any such transaction or enter into negotiations or agreements with respect to any such transaction.

     For purposes of this Agreement, an "Affiliate" of any person or entity shall include any other person, associate, employee, partnership, corporation, association, joint stock company, trust, joint venture or any other unincorporated entity or organization, controlling, controlled by or under common control with such person or entity including without limitation, in the case of an individual, such person's family members and, in the case of a corporation, such corporation's shareholders, directors and officers.

          (d) Corporate Examinations and Investigations; Confidentiality. Purchaser commenced its due diligence on or about October 1, 1995 and Corporation has cooperated therein as of the day of execution thereof. Prior to the Closing Date, Purchaser shall be entitled, through its employees and representatives, to make such investigation of the assets, liabilities, shareholders' equity, properties, business and operations of the Corporation, including an environmental survey to be conducted by a specialized engineering firm, and such examination of the books, records and financial condition of the Corporation and Kellenberger Incorporated as Purchaser wishes. No investigation by Purchaser shall diminish or obviate any of the representations, warranties, covenants or agreements of the Corporation or Sellers under this Agreement or any other document, or the Purchaser's right to rely thereon; and Purchaser has relied thereon. In the event of the failure of the Closing to take place or other termination of this Agreement, except for use in any action concerning any dispute between the parties hereto or to the extent otherwise required by law (in which event the Purchaser shall give the Corporation and the Sellers prior notice of the same), Purchaser shall keep confidential any material information obtained from the Corporation or Sellers concerning Corporation's properties, operations and business identified by the Corporation to Purchaser as being material and confidential (unless readily ascertainable from public or published information or trade sources or unless already in the possession of Purchaser) until the same ceases to be material or confidential or becomes so ascertainable and shall return to the Corporation all copies of any schedules, statements, documents or other written information obtained in connection herewith.

          (e) Consents, Permits and Notices. Commencing promptly after the date hereof, Corporation and each Seller shall, and shall cause Kellenberger Incorporated to, use its best efforts to give all notices and reports to, make all filings and registrations with, and obtain all consents, waivers, approvals and authorizations and all permits amongst themselves and from third parties which may be necessary for it to effectuate this Agreement and for it to consummate the transactions contemplated herein in accordance with the terms hereof. The Corporation and each Seller shall promptly advise the Purchaser of any difficulties encountered by it in obtaining any such consents, waivers, approvals and authorizations or permits and in making any such notices, reports, filings and registrations.

          (f) Restriction on Transfer. From the date hereof through the date of Closing hereunder, each Seller shall not, without the prior written consent of the Purchaser, sell, assign, pledge, donate, transfer, grant options in respect of or otherwise dispose of such Seller's Shares or permit the Sellers' Shares to be sold, assigned, pledged, donated, transferred, subjected to option or otherwise disposed of or converted or entered into any agreement with respect to any of the foregoing.

          1.6 Certain Pre-Closing Covenants of the Purchaser.

          (a) No Changes or Breach of Representations, Warranties or Covenants. From the date hereof to the Closing hereunder, except as otherwise consented to in advance by Sellers and the Corporation in writing, the Purchaser will not take or omit to take any action, or suffer any action or event without prompt remedy thereof, which could cause the representations and warranties of the Purchaser under this Agreement or related documents to be false or breached, or which could cause the Purchaser to be in violation or breach of its covenants and agreements under this Agreement or which could adversely affect the ability of Purchaser to perform its obligations hereunder.

          (b) Consents, Permits and Notices. Promptly after the date hereof, the Purchaser shall use its best efforts to do the following:

          (1) obtain all consents, waivers, approvals and authorizations and all permits which may be necessary for it to effectuate this Agreement and for it to consummate the transactions in accordance with the terms hereof and thereof; and

          (2) give all notices and reports to, and make all filings and registrations with, other persons as are required to be given by it in contemplation and as a result of the execution, delivery and performance of the Agreement.

          The Purchaser shall promptly advise the Sellers and the Corporation of any difficulties encountered by the Purchaser in obtaining any such consents or permits and in making any such notices, reports, filings and registrations.

          (c) Employment Agreements. Purchaser shall execute, effective as of the Closing Date, the employment agreement with Mr. Jurg Kellenberger attached hereto as Exhibit 2.21A and in addition on the condition that each of the following named employees execute non-competition agreements relating to employment with competition of Corporation on the same terms and conditions as described in Section 6 of Exhibit 2.21A (except that the period of noncompetition shall be 1 year), agrees to offer continuation of employment effective on the Closing Date with Corporation employment to Messrs. Allenspach, Kramer, Staheli and Spoerli on the same terms and conditions as in effect on the date hereof (as set forth in Exhibit 2.21), except the termination notice period shall be six months and the earliest date of giving of termination notice shall be December 31, 1996.

          1.7 Certain Conditions Precedent to Purchaser's Obligation. The obligation of Purchaser to close and purchase the Sellers' Shares is subject to satisfaction on or prior to the Closing Date of each of the following conditions precedent:

          (a) Representations and Warranties True at Closing. The representations and warranties of the Corporation and of the Sellers set forth in this Agreement shall be true and correct as of the Closing Date as if made on the Closing Date.

          (b) Covenants and Agreements Satisfied at Closing. Each and all of the covenants, agreements and conditions to be performed and satisfied by the Corporation or by the Sellers under this Agreement at or prior to the Closing have been duly performed and satisfied.

          (c) Closing Certificates. Each Seller and the Corporation shall have delivered to the Purchaser at the Closing a certificate, in the case of the Corporation, executed by its President and Chief Financial Officer and dated as of the Closing Date, to the effect that their respective representations and warranties set forth in this Agreement are true and correct as of the Closing Date as if made on the Closing Date and that each and all of the covenants, agreements and conditions to be performed and satisfied by each of them under this Agreement at or prior to the Closing have been duly performed and satisfied.

          (d) Opinion. Purchaser shall have received an opinion from Thouvenin, Stutzer, Eggimann, counsel to the Corporation and to the Sellers, dated the Closing Date, in the form of Exhibit 1.7 hereto.

          (e) Governmental Permits, Lenders' Consents and Approvals. All permits, consents and approvals required to be obtained by Corporation, all lender consents required for the execution, delivery and performance of this Agreement and related documents, and all notices, filings and registrations required to be made or given by Corporation pursuant to this Agreement shall have been obtained or given in writing and copies thereof delivered to the Purchaser, including without limitation a negative clearance or a final and enforceable decision of the Bezirksamt St. Gallen, 9001 St. Gallen, permitting the consummation of the transaction under the Federal Law on Restriction for the acquisition of Real Estate by foreigners ("Lex Friedrich"), and the Purchaser shall have received all required approvals from the Switzerland government to complete the purchase and sale herein contemplated.

          (f) Third-Party Consents. All consents, waivers, approvals and authorizations from other persons required to be obtained pursuant to this Agreement, or for the lawful execution, delivery and performance of this Agreement and the consummation of the transactions by the Corporation or any Seller shall have been obtained by it.

          (g) Litigation. Except as set forth on Exhibit 2.8 hereto, there shall be no suit, action, administrative proceeding, arbitration or other proceeding or governmental investigation pending or initiated or threatened against or affecting the Corporation or Kellenberger Incorporated or any Seller that could have an adverse effect on the business, condition (financial or otherwise), results of operations, assets, properties or prospects of Corporation, the consummation of the transactions contemplated hereunder, or the validity and enforceability of the Agreement and related documents in accordance with their terms against the Corporation or any Seller.

          (h) Absence of Adverse Changes. None of the events listed in Section 5 (a) shall have occurred.

          (i) Certificates and Instruments of Transfer. The Sellers shall have delivered to the Purchaser stock certificates evidencing the Shares duly executed in blank.

          (j) Board of Directors of the Corporation. The members of the Board of Directors of the Corporation, and the size of the Board of Directors of the Corporation, shall be as set forth on Exhibit 2.16 as of the Closing. At or prior to the Closing, there shall be delivered to the Purchaser letters of resignation effective upon the Closing of all members of the Corporation's Board of Directors except for Mr. Jurg Kellenberger, it being understood by Corporation and Sellers that the Purchaser shall, effective as of the Closing, elect four (4) additional members to the Board of Directors.

          (k) Employment Agreements. Corporation has delivered to Purchaser an employment agreement attached hereto as Exhibit 2.21A duly executed by Jurg Kellenberger and in addition Hardinge Inc. and Mr. Ken Leach have entered into an Employment Agreement satisfactory to each of them. By execution hereof Jurg Kellenberger agrees to execute said agreement prior to the Closing Date.

          (l) Leon Kellenberger. Corporation has paid Leon Kellenberger the sum of CHF 150'000.-- and received in consideration therefor releases to Corporation from any and all further liability for retirement payments.

          (m) Tax Matters. Corporation has received from the St. Gallen taxing authorities a ruling or pre-advice relating to the inventory valuation satisfactory to Purchaser in its sole and absolute discretion.

          The acceptance of the ruling or preadvice does in no way affect the validity of the representation of Sellers relating to taxes and the remedies under Section 4.

          (n) Documents in Satisfactory Form. All actions and proceedings hereunder and all documents and other papers required to be executed and/or delivered by the Sellers or the Corporation under this Agreement or in connection with the consummation of the transactions and all other related matters shall be in accordance with the terms and conditions of this Agreement to the reasonable satisfaction of counsel to the Purchaser.

          If any of the foregoing conditions precedent to Purchaser's obligation to close are not completely satisfied on or prior to the Closing Date, the Purchaser shall unilaterally be entitled to withdraw from and rescind this Agreement without incurring any liability therefor.

          1.8 Certain Conditions Precedent to the Obligations of the Sellers and the Corporation. The obligations of the Sellers and the Corporation to close and sell the Shares is subject to satisfaction on or prior to the Closing Date of each of the following conditions precedent:

          (a) Representations and Warranties True at Closing. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct as of the Closing Date as if made on the Closing Date.

          (b) Covenants and Agreements Satisfied at Closing. Each and all of the covenants, agreements and conditions to be performed and satisfied by the Purchaser under this Agreement at or prior to the Closing shall have been duly performed and satisfied.

          (c) Closing Certificate. The Purchaser shall have delivered to the Sellers and to the Corporation at the Closing a certificate executed by Mr. J. Allan Krul, Senior Vice President and Chief Operating Officer, and dated as of the Closing Date, to the effect that the representations and warranties of the Purchaser set forth in this Agreement and related documents are true and correct as of the Closing Date as if made on the Closing Date and that each and all of the covenants, agreements and conditions to be performed and satisfied by the Purchaser under this Agreement at or prior to the Closing have been duly performed and satisfied.

          (d) Opinion. The Sellers and the Corporation shall have received an opinion from Sayles, Evans, Brayton, Palmer & Tifft, counsel to the Purchaser, dated the Closing Date, in the form of Exhibit 1.8 hereto.

          (e) Governmental Permits, Lenders' Consents and Approvals. All permits, consents and approvals required to be obtained by Purchaser, and all notices, filings and registrations required to be made or given by it, pursuant to this Agreement shall have been obtained in writing and copies thereof delivered to the Corporation and the Sellers, and all required approvals from the Switzerland government have been received.

          (f) Third-Party Consents. All consents, waivers, approvals and authorizations from other persons required to be obtained pursuant to this Agreement, or for the lawful execution, delivery and performance of this Agreement and the consummation of the transactions by the Purchaser shall have been obtained.

          (g) Litigation. There shall be no suit, action, administrative proceeding, arbitration or other proceeding or governmental investigation pending or initiated or threatened against or affecting the Purchaser or the transactions with respect thereto contemplated under this Agreement, or any basis for the same, that could have an adverse effect on the consummation of the transactions, or the validity and enforceability of the Agreement and related documents in accordance with their terms against Purchaser.

          (h) Consideration for Shares. Upon the Closing hereunder the Sellers and the Corporation shall have received, against delivery to the Purchaser of the stock certificates evidencing the Sellers' Shares and the Shares duly executed in blank, the consideration therefor as described in Section 1.2.

          (i) Documents in Satisfactory Form. All actions and proceedings hereunder and all documents and other papers required to be executed and/or delivered by the Purchaser under this Agreement or in connection with the consummation of the transactions and all other related matters shall be in accordance with the terms and conditions of this Agreement to the reasonable satisfaction of counsel to the Sellers and the Corporation.

          (j) Employment Agreements. Purchaser has consented to and at the Closing will execute on behalf of the Purchaser a revised employment agreement with Mr. Jurg Kellenberger, in the form and substance as that agreement attached hereto as Exhibit 2.21A.

          2. Representations and Warranties of the Corporation and Sellers.

          Each of the Sellers jointly and severally and the Corporation represent and warrant to Purchaser as set forth in Exhibit 2 annexed hereto, incorporated herein and made a part hereof.

          3. Representations and Warranties of Purchaser. The Purchaser represents and warrants to Sellers and to the Corporation as set forth in
Exhibit 3 annexed hereto, incorporated herein and made a part hereof.

          4. Indemnification and Limitations on Remedies.

          4.1 Obligations of Sellers to Indemnify and Limitations on Remedies.

          (a) Each Seller agrees to and does hereby jointly and severally indemnify, defend and hold harmless Purchaser against and in respect of any actual or contingent liabilities, losses, claims, damages and expenses of Purchaser, whether now known or unknown and whether now existing or hereafter occurring, relating to or arising directly or indirectly out of the business or operations of the Corporation or any Seller prior to the Closing Date or the untruth, inaccuracy or incompleteness of any representation or warranty made by the Corporation or any Seller in this Agreement or any breach of any covenant or agreement of the Corporation or any Seller contained in this Agreement, it being understood and agreed that such obligation to indemnify, defend and hold harmless Purchaser shall expire only as provided in Section
4.3 hereof.

          (b) It is understood and agreed that no claim or demand for reimbursement shall be made by Purchaser under Section 4.1(a) hereof in respect of any class of claims or demands listed in Exhibit 4.1(b), unless and until the aggregate of such losses, damages and expense in respect of the class of claims or demands to which such reimbursement relates exceeds the liability thresholds set forth in Exhibit 4.1(b), such liability thresholds superseding and intended to be in lieu of any reserves hidden or otherwise reflected in the Financial Statements. In the event that the aggregate of such losses, damages and expenses in each class exceeds such liability threshold, Purchaser may claim and each Seller shall be liable to Purchaser for the amount of such losses, damages and expenses without limitation. Notwithstanding the foregoing individual class limitations, Purchaser shall have a claim and demand to the extent that the total of all such claims of whatever class exceed the sum of CHF 750'000. Purchaser must notify Sellers of any claim or demand for reimbursement in respect of an untruth, inaccuracy or incompleteness of any representation or warranty made by the Corporation or any Seller in this Agreement or any breach of any covenant or agreement of the Corporation or any Seller contained in this Agreement in writing to Mr. Jurg Kellenberger, as representative of each of the Sellers, within 18 months from the Closing Date or in the event of a demand related to taxes as defined in Section 2.15 of
Exhibit 2 in due course after assessment.

          4.2 Remedies for Breach of Warranties and Representations Related to Accounts Receivable, Inventory and Taxes.

          (a) Accounts Receivable. Taking into account the liability threshold as set forth in Exhibit 4.1 (b), Purchaser shall be reimbursed by Sellers for the total of the Corporation and Kellenberger Inc.'s (i) receivables not collected within 180 days, or (ii) in the case of the receivables listed in
Exhibit 2.20, any receivable, a scheduled payment on which is not collected within 30 days after its due date. To this effect, Purchaser shall be entitled to draw the corresponding amounts (in the case of those listed in Exhibit 2.20, the full amount remaining due at the date a scheduled payment is 30 days past due) from the Escrow Account. Corporation or Kellenberger Inc. shall continue in their efforts to collect the receivables on behalf of Sellers and shall account for and remit to the Sellers the respective amounts less cost of collection. Alternatively, at their discretion, Sellers may request the assignment of such receivables not collected, in excess of the liability threshold. Purchaser shall have no claim for the failure to collect the receivables or having to fulfil a guarantee described in Exhibit 2.20A

          (b) Inventory.

          I. Physical Inventory. Corporation maintains a perpetual inventory, including work in process and finished goods, which inventory valued at the lower of cost or market value totalled CHF 12'779'619 on September 30, 1995 on the books of Corporation and US-$ 2'676'535 on the books of

Kellenberger Inc. Said inventory is made up of two separate parts - (i) work in process and finished goods, and (ii) parts inventory which latter is classified by Corporation into A, B and C parts.

          Corporation shall conduct, under the supervision of Purchaser's accounting firm, ATAG Ernst & Young, a physical inventory prior to the Closing Date. In the first instance, this taking of physical inventory shall consist of (1) all of the work in process and finished goods, and (2) a sample of parts from the A and B classes of parts inventory, said selection to be made by Purchaser, that total an amount of CHF 2'000'000.

          If the inventory value of the work in process and finished goods class of said physical inventory results in a total value of less than 95% of the perpetual inventory of said items, the percentage by which said inventory is less than 95% (rounded to the nearest one-hundredth of a percent) shall be multiplied by the total value of the work in process and finished goods perpetual inventory as of such time and the resulting amount shall be deducted from the Purchase Price as described in Section 1.2

          With respect to the physical parts inventory and said selected sample amounting to CHF 2'000'000, if the inventory value of the selected A and B classes of said physical inventory results in a total value of less than 95% of the perpetual inventory of said items, Sellers shall have the option
(A) to accept the excess deviation and have the Purchase Price described in
Section 1.2 reduced by an amount equal to the percentage said sample parts inventory is less than 95% (rounded to the nearest one-hundredth of a percent) times the total value of the perpetual parts inventory as of such time, or (B) to expand the physical inventory to include additional parts selected, said selection to be made by Purchaser, up to a total amount of inventory valued at CHF 4'000'000, such expansion to be final. If option (B) is selected, the selected A and B inventory value of the A and B classes of said physical inventory results in a total value of less than 95% of the perpetual inventory of said items, the percentage by which said inventory is less than 95% (rounded to the nearest one- hundredth of a percent) shall be multiplied by the total value of the perpetual parts inventory as of such time and the resulting amount shall be deducted from the Purchase Price as described in
Section 1.2.

          II. Inventory in General. In addition to the foregoing, Purchaser shall be reimbursed following the Closing Date for any losses, damages and expense on account of the breach of the warranties and representations set forth in Section 2.20 (b) of Exhibit 2 to the extent that such losses, damages and expense exceed the inventory liability threshold set forth in Exhibit 4.1
(b), said threshold reduced, however, by the amount of the reductions in Purchase Price, if any, as described above on account of the failure of the physical inventory to equal at least 95% of the perpetual inventory as described above.

          (c) Taxes. Purchaser shall be reimbursed for any losses, damages, including any interests and penalties assessed by the taxing authorities, and expense (including 0.2 times any decrease in Corporation's operating loss carry-over as of January 1, 1995) on account of the breach of the warranty and representation set forth in Section 2.15 of Exhibit 2 to the extent that such losses, damages and expense exceed the tax liability threshold set forth in
Exhibit 4.1 (b).

          Notwithstanding the above, with respect to the inventory as recorded in the books of Corporation as of September 30, 1995; (i) there shall be no liability for Sellers if the Tax Authorities accept the reserves made thereon as appropriate and allowable for the indefinite future; (ii) in the event that the Tax Authorities require immediate adjustment through payment or offset to operating loss carry-over, the full amount of taxes, including any penalties and interest, resulting from such adjustment (including 0.3 times any decrease in Corporation's operating loss carry-over as of

September 30, 1995) shall be deducted from the Purchase Price; and (iii) in the event that the Tax Authorities require adjustment of the reserves over a period of time, either against profits or through offset against the loss carry-over, the reduction in Purchase Price shall be 0.2 times the total adjustment.

          Tax counsels to Sellers and Purchasers will jointly approach the Tax Authorities trying to obtain at least a pre-advice before Closing Date.
Unless the matter is resolved to the entire satisfaction of the Purchaser before the Closing Date, the Purchaser may exercise its rights pursuant to
Section 1.7 (m) and Section 5.

          4.3 Survival of Representations and Warranties and Covenants and Agreements; Inspection Period; Forfeiture of Claims.

          (a) All representations and warranties of the parties to this Agreement shall survive the date hereof for a period of 18 months from the Closing Date (except with respect to the representations and warranties contained in Section 1.3 hereof and Sections 2.1, 2.2, 2.3, 2.5 and 2.16 of
Exhibit 2 hereto which shall survive without any limitation as to time). The representations and warranties of the Corporation and the Sellers shall be deemed to have been accepted by Purchaser as correct in all respects, unless a notice of defect shall have been delivered in writing to Mr. Jurg Kellenberger as representative of each of the Sellers before the end of the period commencing on the Closing Date and ending 18 months thereafter, stating in detail the nature of the defect in respect of which a claim or demand is asserted (Notification Period pursuant to Art. 201 CO). In the event Sellers disagree as to the existence of such defect, legal action must be initiated by Purchaser within a period of 20 months following the Closing Date failing which an according claim or demand for reimbursement shall be deemed to be forfeited by Purchaser (Statute of limitation pursuant to Art. 210 CO). However, in all matters pertaining to taxes, as defined in Section 2.15 of

Exhibit 2, the Statute of Limitation shall be 5 years as from the date of Closing.

          (b) All covenants and agreements of the parties to this Agreement shall survive the date hereof, subject to statutes of limitations under applicable laws, unless otherwise specifically specified above with regard to any particular covenant or agreement.

          4.4 Notice of Third Party Claims. If Purchaser receives notice of any demand, claim, commencement of any action or proceeding, or circumstances which, with notice or the lapse of time, would give rise to a claim, action, investigation or proceeding (a "Claim") with respect to which Sellers are obligated to provide indemnification pursuant to this Section 4, Purchaser shall, with reasonable promptness, give Sellers notice thereof (a "Claim Notice"), provided however, that the failure to so notify Sellers shall not relieve the Sellers from any liability which it may otherwise have to Purchaser under this Section 4, except to the extent the rights of the Sellers are actually prejudiced thereby. The Claim Notice shall describe the Claim in reasonable detail, and shall indicate, to the extent then determinable, the amount (estimated, if necessary) of the loss, damage or expense ("Loss") to which it relates.

          4.5 Defense of Third Party Claims. Upon receipt of a Claim Notice from Purchaser with respect to any claim for indemnification which is based upon a Claim, the Sellers may, by written notice to Purchaser within 30 days, elect to compromise or settle the Claim or, if the Claim is made as a consequence of any action, suit, proceeding, claim, etc., by a third person, the Sellers may elect to assume the defense of the Claim at their own expense, with counsel of its choosing reasonably satisfactory to Purchaser. In the event the Sellers assumes the defense, Purchaser shall cooperate, at the expense of the Sellers, in the defense of the Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trial and appeals as may be reasonably required in connection therewith. In any event, Purchaser shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of Purchaser unless either (i) the Sellers shall not have assumed the defense of the Claim as provided above, in which event such fees and expenses shall be borne by the Sellers, or (ii) the Sellers are defending, in good faith, any such Claim, but representation of Purchaser by counsel retained by such Sellers would be inappropriate by reason of defenses being available to Purchaser which are not available to such Sellers, in which case Purchaser may be represented by its own counsel at the expense of Sellers. If the Sellers fail to notify Purchaser of its election to compromise or defend the Claim as herein provided or contests its obligation to indemnity under this Agreement, Purchaser may pay, compromise or defend such Claim. Notwithstanding the foregoing, neither the Sellers nor Purchaser may settle or compromise any Claim without the written consent of the other, provided however, that consent to settlement or compromise shall not be unreasonably withheld.

          5. Right of Withdrawal and Rescission. The Purchaser may unilaterally withdraw from and rescind this Agreement and refuse to close and purchase the Sellers' Shares under any of the following circumstances by notice in writing:

          (a) Purchaser shall have the right to so withdraw and rescind by such notice sent on or before the Closing Date if during the period from the date hereof to the Closing Date any of the following shall occur:

          (i) The Corporation or Kellenberger Incorporated shall have suffered, in the Purchaser's reasonable opinion, any material adverse change in its condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects;

          (ii) There shall have been proposed or enacted (including without limitation any threatened proposal or enactment of) any requirement of law or other policy or guideline, or any change in any existing requirement of law or other policy or guideline, which prohibits or delays, or threatens to prohibit or delay, the performance of the transactions contemplated herein or which changes, or threatens to change, in an adverse manner the business, operations, conditions (financial or otherwise), assets, properties, prospects or results of operations of the Corporation;

          (iii) There shall have occurred a declaration of a banking moratorium or any suspension of payments in respect of banks or other national emergency in the United States or Switzerland;

           (iv) Purchaser shall learn of any fact or condition with respect to the businesses, properties, assets or liabilities of the Corporation or Kellenberger Incorporated which is at variance with one or more of the warranties or representations as set forth in Exhibit 2, or which is first revealed in a schedule furnished pursuant to the terms of this Agreement and is at variance with the disclosures and representations made to Purchaser prior to execution of this Agreement to the extent that Purchaser determines that such variance materially detracts from the value of the stock to be transferred hereunder, and after written notice thereof the Sellers shall be unable to furnish reasonable assurance satisfactory to Purchaser to remedy said fact or condition to Purchaser's satisfaction;

            (v) the Corporation or any Seller shall commit a substantial breach of any one or more of the obligations or prohibitions set forth in
     Section 1.5 of this Agreement and shall be unable to furnish reasonable assurance satisfactory to Purchaser to cure said breach or the Corporation or any Seller fails to satisfy any condition precedent set forth in Section 1.7.

           (vi) Purchaser shall learn that any contract of substantial importance cannot be performed except at a loss or burden for which an adequate reserve has not been or cannot be provided; or

          (vii) the Company shall suffer through resignation or otherwise the loss of employees whose services are of substantial importance to the normal conduct and success of its businesses;

          (b) On the occurrence of any of the events specified in subparagraph
(a) above, Purchaser and the Sellers may agree upon an amount by which the consideration shall be reduced on account of such event, in which case Purchaser shall not so withdraw and rescind this Agreement and the consideration shall be so reduced.

          (c) Any of the Purchaser, the Corporation or the Sellers, but only if acting unanimously, may withdraw and rescind this Agreement by written notice to the other if for any reason the Closing has not occurred within 60 days from the date hereof, but in any event not later than December 31, 1995. In such event all parties shall retain whatever rights they may have due to the other party's failure to perform hereunder.

          (d) In the event this Agreement is rescinded in accordance with the foregoing provisions of this Section 5, all confidential information shall be returned to the respective parties in accordance with the terms of the Confidential Disclosure Agreement.

          6. Miscellaneous.

          (a) Use of Name. The Sellers, and all directors, officers, and employees of Corporation or Kellenberger Incorporated having the surname "Kellenberger" agree that they will not henceforth use the name "Kellenberger" or derivatives thereof in connection with a future business unless:

            (i) such business is not involved in any way with the design, manufacture, assembly, importation, sale, or promotion of industrial machinery, including but not limited to grinding machines or lathes, or other products related or similar to such machinery such that the use thereupon of the name "Kellenberger" or a derivative thereof would be likely to cause confusion;

           (ii) the word "Kellenberger" is used together with a descriptive word or words indicating the type of business which is being carried out under the name; and

          (iii) the Purchaser specifically consents in writing to each such use, which consent shall not be unreasonably withheld.

          (b) Seller's Confidentiality and Non-Competition Obligations. Each Seller shall not, directly or indirectly, reveal to any third persons any trade secrets or any other non- public information concerning the Corporation; solicit the employees of the Corporation; or manage, operate, join, control, participate in, provide consulting advice to, act as an agent or director of, or have any financial interest in (as a partner, stockholder, investor or otherwise), any firm, corporation, partnership, association, joint stock company, joint venture, unincorporated organization, limited liability company or any such similar business operation or activity (or any portion thereof), directly or indirectly in competition with any of the business operations or activities of Purchaser or its Affiliates, for a period ending five (5) years after the Closing Date or, if longer, in the case of Mr. Jurg Kellenberger, for a period ending two (2) years after the later of the date Mr. Jurg Kellenberger ceases to be an employee of the Corporation or ceases to be a director of the Corporation.

          (c) Expenses. Except as otherwise specifically provided in this Agreement, the Purchaser, on the one hand, and the Sellers on the other hand, shall be responsible for and shall pay their respective expenses incurred after September 15, 1995 in connection with the negotiation, execution, delivery and performance of this Agreement without regard to whether the transactions contemplated herein are consummated. Corporation shall not be responsible for nor pay any such expenses, including legal fees, in any way directly or indirectly related to this Agreement and the transactions contemplated herein.

          (d) Further Assurances. Each of the parties shall execute such documents and other papers, make such filings and registrations, request such approvals, consents and permits, and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement. Each such party shall use its best efforts to satisfy the contingencies described in Section 1.4 hereof.

          (e) Publicity. No publicity, release or announcement or other disclosure concerning this Agreement or related documents shall be made without advance approval thereof by the Corporation's President and the Purchaser, except that Purchaser shall be entitled to make such disclosure to comply with the securities or other laws of the United States without advance approval by Sellers (but shall to the extent feasible consult with the Corporation with respect thereto). Mr. Jurg Kellenberger on behalf of the Corporation, together with Purchaser's designated representative, will make the appropriate announcements to the employees, the authorities and the local public at a time mutually agreed upon by him and the Purchaser.

          (f) Notices. Any notice or other communication required or permitted hereunder shall be deemed given if in writing and delivered personally or by overnight commercial courier, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or by overnight commercial courier or, if mailed, 7 business days after the date of deposit in the United States Mails, First Class (or Air Mail, if mailed to or from a destination outside the United States) postage prepaid, as follows:

                      (i) if to Purchaser, to:
                      Hardinge Inc.
                      One Hardinge Drive
                      P.O. Box 1507
                      Elmira, NY  14902
                      U.S.A.

                      Attention:  Mr. Robert E. Agan
                                  President and Chief Executive Officer

                 with copies to:

                      Hardinge Inc.
                      One Hardinge Drive
                      P.O. Box 1507
                      Elmira, NY  14902
                      U.S.A.

                      Attention:  Mr. J. Allan Krul
                                  Senior Vice President and
                                    Chief Operating Officer

                 and

                      Sayles, Evans, Brayton, Palmer & Tifft
                      One West Church Street
                      Elmira, NY  14901
                      U.S.A.

                      Attention:  J. Philip Hunter, Esq.

                 and

                      Haymann & Baldi
                      Hottingerstrasse 17
                      CH-8032
                      Zurich, Switzerland

                      Attention:  Dr. Michel H.L. Haymann
                                  and/or Dr. Peter Baldi


                     (ii) if to any Seller, addressed to such Seller at the address of such Seller set forth above, and if to the Corporation, to:

                      L. Kellenberger & Co. AG
                      St. Gallen
                      Switzerland

                      Attention:  Mr. Jurg Kellenberger

                 with a copy to:

                      Thouvenin, Stutzer, Eggimann
                      Limmatquai 4
                      8001 Zurich
                      Switzerland

                      Attention:  Dr. Hansjorg Stutzer


Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices by such party hereunder, provided that no such change of address for notice shall be effective until the other parties hereto receive notice thereof in accordance with this Agreement.

          (g) Joint and Several Liability. The rights and obligations of Sellers under this Agreement are joint and several.

          (h) Entire Agreement. This Agreement, including the Exhibits hereto, the other certificates and other documents or instruments delivered on or prior to the date hereof contain the entire agreement among the parties with respect to this Agreement and supersede all prior agreements, written or oral, with respect thereto.

          (i) Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

          (j) Governing Law; Arbitration. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SWITZERLAND, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

          ANY DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION. THE ARBITRAL TRIBUNAL SHALL CONSIST OF THREE ARBITRATORS AND SHALL HAVE ITS SEAT IN ZURICH. THE ARBITRAL PROCEEDING SHALL BE GOVERNED BY THE XIIth CHAPTER OF THE SWISS PRIVATE INTERNATIONAL LAW ACT OF 18th DECEMBER 1987 AND TO THE EXTENT THAT IT IS SILENT, BY THE ZURICH CODE OF CIVIL PROCEDURE AND THE INTERCANTONAL CONCORDAT ON ARBITRATION. THE ARBITRAL PROCEEDING SHALL BE CONDUCTED IN THE ENGLISH LANGUAGE. NOTWITHSTANDING ART. 183 OF THE SWISS PRIVATE INTERNATIONAL LAW ACT, THE ORDINARY COURTS WITH PROPER JURISDICTION SHALL HAVE THE POWER TO GRANT INTERLOCUTORY RELIEF OR ISSUE CONSERVATORY ORDERS IN THE PERIOD BEFORE AN ACTION IS PENDING BEFORE AN ARBITRAL TRIBUNAL HAS BEEN VALIDLY CONSTITUTED. IN ALL OTHER INSTANCES, THE ARBITRAL TRIBUNAL SHALL HAVE JURISDICTION TO GRANT INTERLOCUTORY RELIEF AND ISSUE CONSERVATORY ORDERS. FOR THE PURPOSE OF THIS ARBITRATION CLAUSE, THE SELLERS SHALL BE DEEMED TO CONSTITUTE ONE PARTY. THEY SHALL JOINTLY BE ENTITLED TO NOMINATE ONE ARBITRATOR ONLY.

          (k) Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns, legal representatives and heirs. Subject to the next sentence, this Agreement shall not be assignable except by operation of law by any party without the prior written consent of the other parties, and any purported assignment by any party without the prior written consent of the other parties shall be void. Notwithstanding any provision of this Agreement or related documents to the contrary, this Agreement and any or all rights of the Purchaser to exercise rights or to receive the performance of the obligations of the Corporation or the Sellers under this Agreement or related documents, may be assigned by the Purchaser to any wholly-owned subsidiary of the Purchaser; in the event of any such assignment, unless the Purchaser's assignee determines to the contrary, references to the Purchaser under this Agreement and the related documents shall be deemed to be references to such assignee, it being understood, however, that the representations and warranties of the assignee shall reflect its incorporation within its own jurisdiction of incorporation, etc.

          (l) Variations in Pronoun. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

          (m) No Third Party Beneficiaries. This Agreement shall not inure to the benefit of or be deemed to confer any rights or benefits upon any third party.

          (n) Exhibits. The Exhibits are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

          (o) Cooperation and Best Efforts. Each of the parties agrees that he or it will execute any and all documents necessary or advisable to carry out the terms of this Agreement. Each party to this Agreement shall use his or its best efforts to satisfy all conditions within their respective controls.

          (p) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed and delivered by natural persons having the legal capacity and due authorization to do the same on this 16th day of November, 1995.

L. KELLENBERGER & CO. AG.                    HARDINGE INC.

By  /s/ H.J. Stutzer                          By  /s/ J. Allan Krul
    ---------------------------------            -----------------------------
    Its Chairman                                     Its Senior Vice President
                                                     and Chief Operating
    /s/ Jurg Kellenberger                            Officer
By  ---------------------------------
    Its Managing Director

/s/ Leon Kellenberger
-------------------------------------
Leon Kellenberger, Individually.

/s/ Ernst Albert Weber
-------------------------------------
Ernst Albert Weber, Individually.

/s/ Leonhard Kellenberger
-------------------------------------
Leonhard Kellenberger, Individually.

/s/ Ralph Kellenberger
-------------------------------------
Ralph Kellenberger, Individually.

/s/ Christina Kellenberger
-------------------------------------
Christina Kellenberger, Individually.

/s/ Gerda Kellenberger
-------------------------------------
Gerda Kellenberger, Individually.


/s/ Jurg Kellenberger
--------------------------------------
Jurg Kellenberger, Individually.

                    L. Kellenberger & Co. AG/Hardinge Inc.
                           Stock Purchase Agreement.

                                  EXHIBIT 1.2

                           Escrow Agreement between
                     Sellers, Purchaser and Escrow Agent.
                               ESCROW AGREEMENT


made this _______ day of _________________, 1995, between

LEON KELLENBERGER
ERNST ALBERT WEBER
LEONHARD KELLENBERGER
RALPH KELLENBERGER
CHRISTINA KELLENBERGER
GERDA KELLENBERGER
JURG KELLENBERGER


(hereinafter collectively referred to as "the Sellers")

                                      and

HARDINGE INC.
One Hardinge Drive, P.O. Box 1507, Elmira, NY  14902, USA


(hereinafter referred to as "the Purchaser")

                                      and

KPMG FIDES
Badenerstrasse 172
8026 Zurich

(hereinafter referred to as "the Escrow Agent")


WHEREAS,

          The Sellers, L. Kellenberger & Co. AG and the Purchaser have entered into a stock purchase agreement ("the Stock Purchase Agreement") dated ___________ ____, 1995 relating to the shares of L. Kellenberger & Co. AG, a copy of which is attached hereto as Appendix 1;

          The Stock Purchase Agreement provides for the establishment of an Escrow Account and a payment of a part of the purchase price referred to therein to be released from the Escrow Account by the Escrow Agent subject to certain conditions;

          The Escrow Agent is willing to render the services required to be given in this capacity;

          The parties wish to define their mutual rights and obligations in respect of the Escrow Account in a separate agreement.

          NOW, THEREFORE, the parties agree as follows:

          1. Definitions. In this Escrow Agreement, unless the context requires otherwise, terms used shall have the same meaning as in the Stock Purchase Agreement.

          2. Escrow Agent. The Escrow Agent shall open an Escrow Account (current accounts, custody account and fiduciary deposits) with Credit Swiss, Zurich-Paradeplatz, which it shall operate in its own name, but for the account and at the risk of the Purchaser (and/or, under the conditions set out herein, of the Sellers) in accordance with the terms of this agreement. The parties acknowledge and accept that the beneficial ownership of the Escrow Account may have to be disclosed to certain authorities (e.g. tax authorities) or persons (in particular banks).

          3. Escrow Amount. The Purchaser shall pay into the Escrow Account an amount equivalent to CHF 2,100,000, which is to serve as partial security for the indemnities of the Sellers under Section 4 of the Stock Purchase Agreement.

          4. Release of Escrowed Funds.

          4.1 The Escrow Agent shall release the Escrowed Funds to the Sellers on the close of the first business day 18 months after the Closing Date as defined in the Stock Purchase Agreement, unless a claim for indemnification is asserted and notified by the Purchaser within this period and the Escrow Agent is notified accordingly in writing.

          4.2 In the event that the Escrow Agent has received a notification as described in subclause 4.1 hereof, the Escrow Agent shall release any of the Escrowed Funds only as instructed jointly in writing by Sellers and Purchaser or, in the absence of such instructions, in accordance with directions contained in a final and enforceable arbitral award or judgment, the finality and enforceability of which must be confirmed by a corresponding certificate which shall be presented to the Escrow Agent in original or in a notarized copy.

          4.3 For the purposes of this agreement and subject to the provisions of subclause 6.3, the Escrow Agent shall be considered to have executed any release of Escrowed Funds in time if the respective transfer order has been given to the bank at the latest three business days after the release or payment date fixed in accordance with this agreement.

          5. Investment of Escrowed Funds.

          5.1 The Escrowed Funds shall be invested by the Escrow Agent on a revolving basis as three months fiduciary deposits of Swiss Credit Bank with any of its foreign branches or subsidiaries, unless jointly instructed otherwise in writing by the Sellers and the Purchaser in respect of all or part of the Escrowed Funds.

          5.2 All bank correspondence relating to the Escrow Account shall be sent in original to the Escrow Agent and one copy each to the representative of the Sellers and the Purchaser.

          6. Attribution and Payment of Interest.

          6.1 To the extent not disturbed, interest shall be compounded and a record kept by the Escrow Agent in respect of interest earned both in respect of capital and interest compounded.

          6.2 Interest earned shall be allocated between the Sellers and the Purchaser in proportion to payments made out of Escrowed Funds to either of them and released together with the underlying original principal amount.

          6.3 In the event that a release of Escrowed Funds were to occur while all or part of the funds to be released are invested, the release shall be deferred by the Escrow Agent until the maturity of the relevant investment.

          7. Escrow Fees.

          7.1 In consideration of the services rendered hereunder by the Escrow Agent, the Escrow Agent shall be paid a fee in the amount of 0.2% per annum of the Escrowed Funds kept at any time in the Escrow Account. The Escrow Fee shall be payable in arrears at the end of each calendar quarter and be computed on the basis of the Escrowed Funds in the Escrow Account at the beginning of the relevant quarter, reduced on a pro rata basis in the event that the Escrowed Funds are deposited during a calendar quarter or reduced by way of release or payments in the course of the relevant calendar quarter, provided, however, that the Escrow Fee shall never be less than CHF 4'500.-- per calendar year or apart thereof.

          7.2 Additional services requested to be given by the Escrow Agent in connection with the operation of the Escrow Account shall be payable separately on an hourly basis applying a rate of CHF _____ per hour. Reasonable out-of-pocket expenses of the Escrow Agent shall be reimbursed separately.

          7.3 The fees and cost of the Escrow Agent shall be borne by Sellers and Purchaser in even parts. If not paid within 30 days after invoicing, the Escrow Agent shall be entitled to debit the Escrow Account in coverage of his fees and expenses.

          8. Governing Law and Jurisdiction.

          8.1 This agreement is governed in all parts by Swiss substantive law.

          8.2 Zurich is the place of exclusive jurisdiction.



---------------------------------------
Jurg Kellenberger.


---------------------------------------
Leon Kellenberger.


---------------------------------------
Ernst Albert Weber.

---------------------------------------
Leonhard Kellenberger.


---------------------------------------
Ralph Kellenberger.


---------------------------------------
Christina Kellenberger.

---------------------------------------
Gerda Kellenberger.


HARDINGE INC.

By
---------------------------------------
   Its President and
       Chief Executive Officer.



KPMG Fides


---------------------------------------

                 APPENDIX 1 to Exhibit 1.2 (Escrow Agreement)


                           STOCK PURCHASE AGREEMENT

                    L. Kellenberger & Co. AG/Hardinge Inc.
                           Stock Purchase Agreement.

                                   EXHIBIT 2

                        Representations and Warranties
                        of the Corporation and Sellers.



          2.1 Organization. Corporation is a corporation duly organized and validly existing under the laws of Switzerland. The Extracts of the Commercial Registry on the Corporation, the Statutes, Internal Regulations of the Board and other corporate documents contained in Exhibit 2.1A hereto are accurate and up- to-date as at the date of signing and will remain unchanged until the Closing Date. The Corporation has only one subsidiary, Kellenberger Inc., which is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, U.S.A. Corporation and Kellenberger Inc. have all requisite power and authority to own, operate and lease their properties and assets, and to carry on their businesses as now being conducted. Corporation and Kellenberger Inc. are duly qualified or licensed and, in the case of Kellenberger Inc. in good standing, to do business in each jurisdiction (other than the jurisdiction of their incorporation or organization), including foreign countries, in which the nature of their business or the ownership, operation or leasing of their properties or assets makes such qualification or licensing necessary. Corporation's Board of Directors has unanimously duly approved and authorized execution of this Agreement. Corporation has all requisite power and authority to enter into this Agreement and execute all documents contemplated herein or in connection herewith and to carry out the provisions hereof and thereof. Corporation has delivered to Purchaser prior to the execution of this Agreement complete and correct copies of the Articles ("Statuten") and Regulation ("VR-Reglement") of Corporation and governing instruments of Kellenberger Inc. Corporation owns 100% of the outstanding equity securities of Kellenberger Inc. and there are no outstanding options, warrants or other rights to acquire, or securities convertible into, any equity securities of Kellenberger Inc. Except as set forth on Exhibit 2.1B, Corporation has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, partnership, corporation, association or business enterprise.

          2.2 Capital Structure. The capital stock of Corporation consists of 3,000 registered shares at a par value of CHF 1,000.-- each, all of them fully paid in, and Corporation has no other outstanding shares of equity stock or any bonds, debentures, notes or other indebtedness or securities issued or outstanding. All outstanding shares of Corporation's common stock are validly issued, fully paid and nonassessable and not subject to preemptive rights, which are not waived by execution hereof. There is no authorized or conditional stock. All outstanding shares of any equity security or any Voting Securities of Kellenberger Inc. are owned by Corporation and there are no options, warrants, calls, rights, commitments or agreements of any character to which Kellenberger Inc. is a party or by which it is bound obligating Corporation or Kellenberger Inc. to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of any equity security or any Voting Securities of Kellenberger Inc. or obligations of Kellenberger Inc. to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          2.3 Execution and Delivery of the Agreement. The execution and delivery of the Agreement and related documents executed or delivered by Corporation and the consummation of the transactions contemplated thereby: (i) have been duly authorized by Corporation's Board of Directors (a copy of the resolutions unanimously adopted by said Board prior to signing of this Agreement and duly signed attached hereto as Exhibit 2.3) and all other actions required under the terms and provisions of Corporation's governing instruments, the laws governing its formation and of any jurisdictions in which its properties or assets are located and any other applicable requirements of governmental authority; (ii) create legal, valid and binding obligations on each of the Sellers and the

Corporation enforceable in accordance with their terms; (iii) except for the Switzerland governmental consent to the real estate acquisition herein contemplated, do not require the approval, consent, license, exemption of or filing or registration with any governmental authority having jurisdiction over Corporation or its properties or assets or any other person; (iv) except for the Switzerland governmental consent to the real estate acquisition herein contemplated, do not and will not constitute a violation of, or default under, the governing instruments of Corporation or any requirement of governmental authority applicable to Corporation or Kellenberger Inc.; and (v) except for the Switzerland governmental consent to the real estate acquisition herein contemplated, will not be in contravention of any court or administrative order or ruling applicable to Corporation or Kellenberger Inc., or any mortgage, indenture, agreement, commitment or instrument to which such Seller, Corporation or Kellenberger Inc. is a party or by which such Seller, Corporation or Kellenberger Inc. or their assets are bound or affected, nor create or cause to be created any mortgage, lien, encumbrance or charge against the assets of Corporation or Kellenberger Inc. other than those permitted by the Agreement and related documents (or which with notice or the passage of time or both would result in such a contravention or the creation of such a mortgage, lien, encumbrance or charge).

          2.4 Compliance with Laws and Other Instruments. The business and operations of Corporation and Kellenberger Inc. have been and are being conducted in all material respects in accordance with all requirements of governmental authority applicable to Corporation and Kellenberger Inc. Neither Corporation nor Kellenberger Inc. is in violation of, or in default under, any term or provision of its governing instruments or, in any material respect, of any mortgage, indenture, agreement, commitment or other instrument to which Corporation or Kellenberger Inc. is a party or by which any of the assets of Corporation or Kellenberger Inc. is bound or affected. Neither Seller nor Corporation nor Kellenberger Inc.

is subject to any restriction of any kind or character which materially and adversely affects in any way its business, assets, results of operation, condition (financial or otherwise) or prospects or which prohibits any Seller or Corporation from entering into this Agreement or except for the Switzerland governmental consent to the real estate acquisition herein contemplated, would prevent its performance of or compliance with all or any part of this Agreement and related documents or the consummation of the transactions contemplated hereby or thereby.

          2.5 No Brokers or Finders. No person has, or as a result of the transactions contemplated in the Agreement will have, any right or valid claim against Corporation for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

          2.6 Financial Statements. Attached hereto as Exhibit 2.6 are true and complete copies of (i) the audited consolidated balance sheets of Corporation and Kellenberger Inc. at December 31, 1993 and 1994 and the related audited statements of income, stockholders' equity and cash flow for each of the years then ended together with the notes thereto and the unqualified report of STG Coopers & Lybrand thereon, and (ii) the unaudited balance sheet (the "Balance Sheet") of Corporation and Kellenberger Inc. as of September 30, 1995 and the related unaudited statements of income, cash flow, machine sales, backlog and other financial data for the interim period ended on September 30, 1995 (such unaudited and audited financial statements are collectively referred to as the "Financial Statements"). The Financial Statements present accurately the financial condition of Corporation and Kellenberger Inc. as of the dates indicated therein (including all contingent liabilities of Corporation and Kellenberger Inc.) and the results of operations and changes in financial position of Corporation and Kellenberger Inc. for the periods specified therein, have been prepared in accordance with the provisions of the Swiss Code of Obligations and accounting principles applied on a consistent basis during the periods covered thereby and prior periods, have been derived from the accounting records of Corporation and Kellenberger Inc. and represent only actual, bona fide transactions. The Financial Statements are true, correct and complete in all respects.

          2.7 Interim Operations. Since December 31, 1994, there has not been any adverse change in the condition (financial or otherwise), results of operations, assets, properties or business of Corporation or Kellenberger Inc. Neither Seller nor Corporation is aware of any circumstances which might result in any adverse change in the condition (financial or otherwise), results of operations, assets, properties or business of Corporation or Kellenberger Inc. Since December 31, 1994: (i) Corporation and Kellenberger Inc. have conducted their business only in the ordinary and usual course of business consistent with past practices and (ii) neither Corporation nor Kellenberger Inc. has done, agreed to do or suffered any of the following:

          2.7.1 Incurred or paid any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) or made any expenditures or commitments for the acquisition of any asset or property, in each case other than in the ordinary and usual course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which failure to pay or discharge has caused or will cause any loss or risk of loss to it or any of its assets or properties;

          2.7.2 Transferred or otherwise disposed of any asset or property or entered into any agreement or other arrangement for any such transfer or disposition other than in the ordinary and usual course of business consistent with past practice;

          2.7.3 Mortgaged, pledged or subjected to any lien, lease, security interest, encumbrance or other charge any of its assets or properties;

          2.7.4 Suffered any damage, destruction or loss, whether or not covered by insurance, adversely affecting, either in any case or in the aggregate, any assets or properties or the financial condition or the business of Corporation or Kellenberger Inc. other than disclosed in Exhibits hereto;

          2.7.5 Forgiven, cancelled, modified or waived any debts or claims held by it or waived any other rights other than adjustments, write-offs or compromises of accounts receivable in the ordinary and usual course of business;

          2.7.6 Suffered any loss of employees that materially affects the assets or the business of Corporation or Kellenberger Inc.;

          2.7.7 Suffered any change, materially adverse to Corporation or Kellenberger Inc., in its relationship with, or received notice of any future such change in its relationship with, any lessors, lessees, customers, licensor, contractors or suppliers;

          2.7.8 Been affected by any suit, action or judicial proceeding or governmental investigation or inquiry not disclosed on Exhibit 2.8 hereof in a manner which is adverse to Corporation or Kellenberger Inc.;

          2.7.9 Declared, set aside or paid any dividend or other distribution (whether in cash or property) with respect to any shares of its capital stock (or comparable equity interest), or purchased, redeemed or otherwise acquired any of its capital stock (or comparable equity interest), or split, combined or reclassified any of its capital stock (or comparable equity interest), or contributed any assets or property to the capital of any subsidiary;

          2.7.10 Issued, sold or transferred any of its capital stock, notes or other securities or debt instruments or granted any options, warrants or other rights calling for the issue of any such securities or instruments;

          2.7.11 Entered into or engaged in any transaction with, or made any payment or transfer to, any of its shareholders or other Affiliates (other than Kellenberger Inc.) other than in such Affiliates' capacities as employees or managers pursuant to employment arrangements entered into in the ordinary course of business for services actually rendered and which do not involve extraordinary bonuses or other payments;

          2.7.12 Introduced any new or significantly changed method of management, operation or accounting in respect of its business or any of its assets, properties or rights, which has had or could reasonably be expected to have a materially adverse effect on its condition (financial or otherwise), results of operations, assets, prospects or business;

          2.7.13 Entered into, suffered any amendment to or terminated any contract to which it is a party or by which it is bound, which has had or could reasonably be expected to have a materially adverse effect on its condition (financial or otherwise), results of operations, assets, prospects or business;

          2.7.14 Received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or could reasonably be expected to have a materially adverse effect on its condition (financial or otherwise), business, results of operations, assets or prospects;

          2.7.15 Any other event or condition undisclosed to Purchaser which has had, or reasonably could have, an adverse effect on its business, results of operations, condition (financial or otherwise), assets or prospects.

          2.8 Litigation. Except as set forth on Exhibit 2.8, there are (a) no claims, actions, suits, proceedings (judicial, governmental or arbitral) or investigations pending or, to the knowledge of any Seller or Corporation, threatened against Corporation or Kellenberger Inc.; and (b) no judgments, decrees, arbitration awards, settlement agreements or orders binding upon any Seller or Corporation or Kellenberger Inc. and relating to any of the Shares, business, properties or assets of Corporation or Kellenberger Inc. Each Seller and Corporation does not know of any basis for any such claim, action, suit, proceeding or investigation.

          2.9 Title to Property. Attached hereto as Exhibit 2.9 is a listing of (i) All machines and installations, (ii) furniture and vehicles, (iii) electronic equipment owned by Corporation or Kellenberger Inc. (excluding for (i), (ii) and
(iii) minor items whose total aggregate replacement value is not more than CHF 100'000.--) and (iv) a listing of all real and personal property, to the extent the remaining lease payments exceed CHF 25'000.--. Each of Corporation and Kellenberger Inc. has good and marketable title, or valid leasehold rights in the case of leased property, to all the real property and all personal property owned or leased by it as Lessee, in each case free and clear of all mortgages, claims, other leases, liens, security interests, charges and other encumbrances.

          2.10 Patents, Trademarks, Tradenames and Know-how in General.

          A. For purposes of this Section 2.10:

          1. The term "Corporation's products" and derivatives thereof includes all products presently and previously manufactured, assembled, and/or sold by the Corporation or Kellenberger Inc.

          2. The term "know-how" shall mean technical information, know-how, manufacturing, engineering data and specifications of materials, and information in the possession of Corporation and Kellenberger Inc., pertaining to or relating to the manufacturing, assembly, quality control, testing, and sales of Corporation's products. Know-how shall also be defined as factual knowledge not capable of precise, separate description, but which when used in an accumulated form, after being acquired as the result of trial and error, gives to the one acquiring it an ability to produce something which he otherwise would not have known how to produce with the same accuracy, efficiency, or precision.

          3. The term "production technology" shall mean the full range of technical knowledge and experience accumulated by and/or available to Corporation and Kellenberger Inc. concerning the manufacture, assembly, quality control, testing, and sales of Corporation's products as defined above. Production technology includes any and all know-how and/or trade secrets presently possessed by Corporation or Kellenberger Inc.

          B. Exhibit 2.10 sets forth a complete and accurate list of:

          1. All United States and foreign, common law and registered trademarks and service marks, and common law and registered trade names used, and all pending applications for registration therefor filed on behalf of, filed by, or assigned to Corporation or Kellenberger Inc.;

          2. All United States and foreign patents issued to and assigned to, or used by Corporation or Kellenberger Inc., and all pending United States and foreign patent applications filed by, assigned to, or filed on behalf of Corporation or Kellenberger Inc.;

          3. All United States and foreign, common law and registered copyrights, and all pending United States and foreign applications for copyright registration filed by, filed on behalf of and issued to, or used by Corporation or Kellenberger Inc.; and

          4. All existing license agreements or arrangements to which Corporation or Kellenberger Inc. is a party, whether as licensor or licensee or otherwise, with respect to any patent, trademark, service mark, trade name, copyright, trade secret, or other intellectual property or any application therefor which are used or are contemplated to be used in the conduct of or otherwise relate to Corporation's business or Kellenberger Inc's business.

          C. Exhibit 2.10 lists all United States and foreign patents and patent applications, all United States and foreign, registered, unregistered, and common law trademarks, service marks, trade names, and copyright (if registered), and all existing license agreements or arrangements to which Corporation or Kellenberger Inc. is a party, that are necessary for, presently being used in, or contemplated being used in the conduct of the Corporation's or the business of Kellenberger Inc.

          D. All licenses, agreements, or arrangements listed in Exhibit 2.10 hereto are valid, binding, and in full force and effect. To the best of Corporation's knowledge and belief, no other party to any of such licenses, agreements, or arrangements is in default or alleged default thereunder.

          E. Corporation owns, or is licensed or otherwise has the right to use, all patents, trademarks, tradenames, copyrights, trade secrets, software, technology, know-how and processes (collectively the "Proprietary Technology") used in or necessary for the conduct of its business and the business of Kellenberger Inc. as now conducted or as presently contemplated. Consummation of the transactions contemplated by this Agreement and related documents will not alter or impair any such ownership interests or rights; no claims have been asserted by any person to the use of any such Proprietary Technology or challenging or questioning the validity or effectiveness of any such license or agreement, and to the best of Sellers' knowledge there is no valid basis for any such claim; and the use of such Proprietary Technology by Corporation does not and will not infringe on the rights, constitute misappropriation of, or in any way involve unfair competition with respect to, any proprietary information or intangible property right of any person. Corporation has the complete and absolute right to license such Proprietary Technology whether now existing or developed after the date of this Agreement to third persons without the consent of any other person or entity, except such Proprietary Technology which is owned by or originated with another person.

          F. Corporation and Kellenberger Inc. are not making use of any confidential information or trade secret of any former employer of any past or present employee of Corporation or Kellenberger Inc., except as a result of the acquisition by Corporation of the business of such former employer.

          G. No officer, director, or employee (or spouse or children thereof) of Corporation or Kellenberger Inc. has any interest in any intellectual property used in or pertaining to the business of Corporation or Kellenberger Inc.

          H. True and correct copies of all letters patent, trademarks, service marks, copyrights, applications therefor, licenses, agreements, and arrangements have been delivered to Purchaser by Corporation.

          I. Sellers shall use their best efforts to cause Corporation's directors, officers, subsidiary, and employees to promptly assist, consult, and cooperate via the execution of assignments or other documents, or otherwise, in the transfer and assignment of any and all Proprietary Technology, applications therefor, production technology, licenses, agreements, and any heretofore unspecified trade secrets, know- how, or intellectual property, from Corporation to the Purchaser or to any person designated by the Purchaser.

          J. The Sellers shall use their best efforts to deliver and make available to the Purchaser all production technology information.
Specifically, but without limitation, this shall include:

          1.   calculation and design sheets;

          2.   basic design data, including design drawings;

          3.   drawings;

          4.   process specifications;

          5.   material specifications;

          6.   performance specifications;

          7.   purchasing specifications;

          8.   test methods and data;

          9. designs, details drawings, shop drawings and specifications for all manufacturing and for all tools, jigs, fixtures, and all apparatus and machinery necessary for Corporation or Kellenberger Inc. to manufacture Corporation's products; and

          10. operating instructions and similar data generally known as engineering, manufacturing, and quality control information.

          2.11 Licenses and Permits. Corporation and Kellenberger Inc. each possesses all governmental licenses, franchises, permits, registrations, certificates and other authorizations necessary to the conduct of its business as presently conducted or contemplated. All such licenses, franchises, permits, registrations, certificates and authorizations are in full force and effect, no violations are or have been recorded in respect of any of them, and no proceeding is pending or threatened to revoke or limit any of them. No such license, franchise, permit, registration, certificate or other authorization would be modified, subject to termination or otherwise affected by the consummation of the Agreement and related documents or the transactions contemplated therein. Neither Corporation nor Kellenberger Inc., nor any director or officer or other person acting on behalf of any of them, has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payments to government officials or others from corporate funds or (iii) established or maintained any unlawful or unrecorded funds.

          2.12 Labor Matters. There is not occurring or threatened any strike, slow down, picket, work stoppage or other concerted action by any union or other group of employees or other persons against either Corporation or Kellenberger Inc. or their respective premises.

          2.13 Contracts and Commitments. Except as set forth in Exhibit 2.13, neither Corporation nor Kellenberger Inc. has any contract or agreement, oral or written, of the following nature:

          2.13.1 A contract or indenture relating to the borrowing or lending of money or guarantee of any obligation for borrowed money;

          2.13.2 A contract with or commitment to any labor union or association;

          2.13.3 A contract guaranteeing or assuming the obligations of others;

          2.13.4 A contract containing covenants purporting to limit its freedom to compete in any respect in any line of business in any geographic area;

          2.13.5 Any license or royalty agreement or any agreement with respect to manufacturing or production rights;

          2.13.6 Any contract with any officer, director or other Affiliate of such party or any Affiliate of any such officer or director;

          2.13.7 Any contract for the sale of all or a portion of the stock or assets of Corporation or Kellenberger Inc., or for the merger or other consolidation of Corporation or Kellenberger Inc.; or

          2.13.8 Any other contracts (except any contract not described in the Exhibits hereto and orders for machines in the ordinary and customary course of business) which cannot be terminated upon 3 months notice or less or involve a financial commitment of CHF 50'000 or more.

          2.14 Defaults Under Agreements. Except as described in Exhibit 2.14 hereof, neither Corporation nor Kellenberger Inc. is in default under any contract or agreement ("Contract") which default would materially adversely affect its condition (financial or otherwise), operations, properties, assets, liabilities, earnings or business, and none of Corporation, any Seller or Kellenberger Inc. knows of any fact, circumstance or event, including the transactions contemplated by the Agreement and related documents, which reasonably can be expected in the future to cause Corporation or Kellenberger Inc. to be in default under any Contract, and no person having any material Contract with Corporation or Kellenberger Inc. is in default thereunder, and there is no fact, circumstance or event, including the transactions contemplated by the Agreement and related documents, which reasonably can be expected in the future to cause any such person (other than distributors or agents pursuant to an existing agreement) to be in default under, or permit any such person to terminate, any such Contract.

          2.15 Taxes. Corporation and Kellenberger Inc. have filed all Swiss, U.S., state, local and foreign income, withholding, social security, unemployment and other tax returns, tax information returns, reports and estimates required to have been filed by them on or before the date of this Agreement; and all such returns, reports and estimates were prepared, in all respects, in the manner required by applicable law; and all taxes payable with respect to the periods covered by such returns, reports and estimates have been paid when due. There are no pending tax examinations for Corporation or Kellenberger Inc., others than those listed in Exhibit 2.8. There are no agreements or other understandings with any taxing authority which would result in any adverse tax result to Purchaser or Corporation. There are no taxes of whatsoever nature or kind which shall arise, come due or be incurred by Corporation on account of the completion of the purchase and sale herein contemplated.

          2.16 Directors and Officers. Exhibit 2.16 sets forth a complete and correct list of each officer (including all titles and positions held) and director of Corporation and of Kellenberger Inc. as of the date of this Agreement.

          2.17 Condemnation, Environmental, Zoning. Except as disclosed in
Exhibit 2.18, there is no condemnation, environmental, zoning or other land use regulation or proceeding, either instituted or, to the best knowledge of Corporation, planned, which might detrimentally affect the present or proposed use and enjoyment of the properties and assets of Corporation or Kellenberger Inc. in any respect.

          2.18 Environmental and Industrial Hygiene. Except as disclosed in
Exhibit 2.18, (i) the properties and assets of Corporation and Kellenberger Inc., whether owned or held under lease, are not in violation of any requirements of governmental authority relating to environmental, health, safety or industrial hygiene matters, including all regulations and compliance and guidance documents promulgated pursuant to said laws and any standards or guidelines issued pursuant to said laws (collectively the "Environmental Laws"), and Corporation has taken all reasonable precautions to prevent any such environmental, health, safety or industrial hygiene damages, and (ii) neither Corporation nor Kellenberger Inc. nor any third person has used, generated, released, manufactured, stored or disposed of on, under or about any property owned or leased by Corporation or Kellenberger Inc. or transported to or from such property any flammable explosives, petroleum products, radioactive materials, hazardous wastes, toxic substances or related materials ("Hazardous Materials"), excluding only use or storage of oil, coolants and solvents in the normal course of business operations, maintenance or repairs and in compliance in all respects with all applicable laws, regulations and ordinances. Except as disclosed on Exhibit 2.18 hereof, there are no existing or pending requirements of governmental authorities relating to environmental matters requiring any remedial actions or other work, repairs, construction or capital expenditures with respect to any properties or assets of Corporation or Kellenberger Inc., nor has Corporation received any notice of any of the same nor have knowledge of any such threatened actions.

          2.19 Insurance. Each of the Corporation and Kellenberger Inc. has in full force and effect on the date hereof all insurance coverage necessary and customary for the operation of its business where conducted including adequate insurance coverage for any product liability claim (wherever arising including the U.S.A.) which could arise from products made or sold by the Corporation or Kellenberger Inc. and no event has occurred to the date hereof which would adversely affect the coverage provided thereunder. All such insurance coverages are listed on Exhibit 2.19 hereof.

          2.20 (a) Accounts Receivable and IAllntories. accounts receivable owed to the Corporation and Kellenberger Inc. are valid and legally binding, represent bona fide transactions, arose in the ordinary course of business of the Corporation or Kellenberger Inc. for goods delivered, are collectible in full and can reasonably be expected to be paid in full within 90 days of original invoice for goods delivered except those receivables listed in
Exhibit 2.20, which can be expected to be paid within 30 days after due date as scheduled.

          (b) Inventories, prior to reduction for any reserves, reflected on the September 30, 1995 internal consolidated financial statements of the Corporation and Kellenberger Inc. (attached hereto as Exhibit 2.6) are valued thereon at the lower of cost or fair market value, do not include any amount of obsolete items or items of below standard quality, are and will be marketable in the ordinary course of business at no lower than the values at which such items are so carried, are not defective nor technologically obsolete and with respect to inventory carried for the purpose of machine assembly, are used in machines presently being marketed. Since September 30, 1995 there has been no adverse change in the condition of such inventory and the inventory reflected on Corporation's and Kellenberger Inc.'s internal records as delivered to Purchaser from time to time reflect only changes due to normal and customary business activity since September 30, 1995.

          2.21 Employment Matters. Neither the Corporation nor Kellenberger Inc. has employees other than as listed on Exhibit 2.21 in respect of numbers, functions and total salaries, no employment contract except as disclosed herein contains any unusual or onerous condition or notice period beyond the statutory requirement and all necessary residence and work permits have been obtained. Attached as Exhibit 2.21 are all present terms and conditions of employment for Messrs. Jurg Kellenberger, Paul Allenspach, Markus Kramer, Kurt Staheli, Gerhardt Sporli and Ken Leach. Attached as Exhibit 2.21 A is form of future employment contract for Mr. Jurg Kellenberger.

          The Corporation and Kellenberger Inc. have properly established all pension schemes or company pension arrangements in accordance with the applicable laws and regulations, these schemes are in good standing and all their obligations are met. There are no actual or contingent liabilities on account thereof and the Corporation and Kellenberger Inc. have paid all contributions due in respect thereof.

          2.22 Disclosure. No representation or warranty of any Seller or the Corporation contained in this Agreement or other document connected therewith, and no statement contained in any certificate, exhibit, schedule, list, financial statement or other instrument furnished to Purchaser by or on behalf of any Seller or the Corporation contains or will contain any untrue statement of a fact, or omits or will omit, to state a fact necessary to make the statements contained herein or therein not misleading. There is no fact which any Seller or the Corporation has not disclosed to Purchaser in writing which materially adversely affects nor, insofar as any Seller or the Corporation can now foresee, will materially adversely affect, the assets, liabilities, shareholders' equity, business, prospects, results of operations or condition (financial or other) of the Corporation or Kellenberger Inc. or the ability of any Seller or the Corporation to perform this Agreement or other document connected therewith or observe the terms of its governing instruments.

          2.23 United States Assets and Sales. The Corporation, directly or indirectly, (i) does not hold assets in the United States (other than investment assets and voting or non-voting securities of another person) having an aggregate book value of $15 Million or more and (ii) in 1994 did not, and in 1995 does not anticipate that it will, make aggregate sales in or into the United States of $25 Million or more.

          2.24 Corporate Minute Books and Records. The corporate minute books and other records of the Corporation and Kellenberger Inc. are accurate and complete and reflect all material actions taken by their incorporators, organizers, stockholders and directors (including any committees of said corporations' Board of Directors).

          2.25 Powers of Attorney; Bank Accounts. Exhibit 2.25 sets forth a true, complete and correct list of the names and addresses of all persons holding a power-of- attorney or signatory authority on behalf of the Corporation and Kellenberger Inc., and all deposits and accounts, safe-deposit boxes maintained by said corporations, the account or box numbers thereof, the names and addresses of all banks or other financial institutions in which said corporations have any such account or deposit or lockbox or safe-deposit box, with the names of all persons authorized to draw on such accounts or deposits or to have access to such boxes.

                    L. Kellenberger & Co. AG/Hardinge Inc.
                           Stock Purchase Agreement.

                                   EXHIBIT 3

                        Representations and Warranties
                               of the Purchaser.



          3.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, U.S.A., and has full power, authority and legal right to enter into this Agreement and to purchase the Sellers' Shares in accordance with the terms hereof.

          3.2 Power and Authority. The Purchaser has all requisite power and authority to enter into, perform and consummate this Agreement and all its obligations hereunder.

          3.3 Due Authorization. The execution, delivery and performance of this Agreement has been duly authorized by Purchaser's Board of Directors and all other requisite corporate action, under the laws of the State of New York, U.S.A., and each other requirement of law.

          3.4 Execution and Delivery of Documents; Enforceability. This Agreement, and the other documents required to be executed and delivered have been executed and delivered by the Purchaser with the approval of its Board of Directors (a certified copy of the resolutions unanimously adopted by said Board in the form and substance attached hereto as Exhibit 3.4 to be delivered to Corporation and Sellers prior to execution of this Agreement) and constitute legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

          3.5 No Consent Required. The execution, delivery and performance of this Agreement and related documents by the Purchaser do not require the consent, approval or authorization of, license or exemption by or registration, declaration or filing with, any governmental authority having jurisdiction over the Purchaser, its properties or its assets, or any other person, in each case except as contemplated with regard to Lex Friedrich and for those which shall have been obtained or made and shall be in full force and effect as of the date hereof.

          3.6 Ability of Purchaser to Carry Out this Agreement and Related Documents. The execution, delivery and performance of this Agreement and related documents by the Purchaser does not and will not, with notice or lapse of time or both, have any of the following effects: (i) conflict with or result in a breach or violation of its charter documents or any applicable requirement of law; (ii) create any lien on the assets of the Purchaser; (iii) violate, conflict with or result in the breach of any of the terms of, result in a modification of the effect of, otherwise give any contracting party the right to terminate, or constitute a default under, any contract to which the Purchaser is a party or by or to which the Purchaser or its assets or properties may be bound or affected or subject; (iv) violate or cause any revocation of or limitation on any permit; or (v) cause the acceleration of, or give any person a right to accelerate, any obligation or rights under, any contract to which the Purchaser is a party or by or to which the Purchaser or its assets or properties may be bound or affected or subject.

          3.7 Litigation. There is no suit, action, administrative proceeding, arbitration or other proceeding or governmental investigation pending or, to the best of the Purchaser's knowledge, initiated or threatened against or affecting the Purchaser with respect to any matter contemplated under this Agreement, or, to the best of Purchaser's knowledge, any basis for the same, that, if an adverse outcome were to eventuate, would have an adverse effect on the consummation of the Agreement, or the validity and enforceability of the Agreement and related documents in accordance with their terms against the Purchaser.

          3.8 Investment. Purchaser is purchasing the Sellers' Shares for its own account for investment and not with a view to the distribution thereof.